Exhibit 99(a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer is made solely by the Offer to Purchase, dated January 31, 2006, and the related Letter of Transmittal (and any amendments or supplements thereto) and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Navico Acquisition Corp. by Goldman, Sachs & Co. (the “Dealer Manager”), or by other registered brokers or dealers licensed under the laws of such jurisdiction.

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

Lowrance Electronics, Inc.

at

$37.00 Net per Share

by

Navico Acquisition Corp.

a wholly owned subsidiary of

Simrad Yachting AS

Navico Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Simrad Yachting AS, a stock corporation incorporated under the laws of Norway (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $.10 per share (the “Shares”), of Lowrance Electronics, Inc., a Delaware corporation (the “Company”) at a price of $37.00 per Share, net to the seller in cash and without interest. The Offer is being made by the Purchaser upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 31, 2006 and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”). The Purchaser is offering to purchase all the Shares as a first step in acquiring the entire equity interest in the Company. Following the successful completion of the Offer, the Purchaser intends to effect the Merger (as defined below).

The Offer and withdrawal rights will expire at 12:00 Midnight, New York City Time, on Tuesday, FEBRUARY 28, 2006, unless the Offer is extended.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with all Shares owned by Parent or the Purchaser, represents at least a majority in number and voting power of the total outstanding Shares of the Company on a fully diluted basis (which means after giving effect to the exercise, conversion or exchange of all options, warrants, rights and Shares exercisable or exchangeable for, or convertible into, such Shares) and (ii) the expiration or early termination of all waiting periods (and any extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the German Act Against Restraints of Competition and the Norwegian Competition Act.  See Section 15 of the Offer to Purchase for additional conditions to the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 29, 2006 (the “Merger Agreement”), by and among Parent, the Purchaser and the Company. The purpose of the Offer is for the Purchaser to acquire control of, and the entire equity interest in, the Company. The Merger Agreement provides that, among other things, subject to certain conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (“Delaware law”), the Purchaser will be merged with and into the Company (the “Merger”), and the Company will be the surviving corporation. At the effective time of the Merger (the “Effective Time”), each outstanding Common Share (other than Shares that are held by the Company as treasury stock or owned by the Company, any of its subsidiaries, Parent or the Purchaser and other than Shares that are held by stockholders who properly perfect their dissenters’ rights under Delaware law) will be cancelled and converted into the right to receive $37.00 per Share, or any higher price per Share paid in the Offer, net to the seller in cash and without interest.

The Board of Directors of the Company unanimously (i) approved, adopted and declared advisable the Merger Agreement and the other transactions contemplated thereby, (ii) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, and (iii) recommends that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to Mellon Investor Services LLC (the “Depositary”) of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purposes of receiving payments from the Purchaser and transmitting payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will the Purchaser pay interest on the purchase price for any Shares accepted for payment, regardless of any extension of the Offer or any delay in making payment. In all cases, the Purchaser will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (i) the certificates representing the Shares (the “Security Certificates”) or, in the case of Shares only, confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Depositary Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer of Shares, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required under the Letter of Transmittal.

The term “Expiration Date” means 12:00 midnight, New York City time, on Tuesday, February 28, 2006, unless the Offer is extended, in which case the “Expiration Date” will be the latest time and date the Offer, as extended, expires. Subject to the limitations set forth in the Offer to Purchase, the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser reserves the right, at any time and from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right, if any, of a tendering stockholder to withdraw such stockholder’s Shares. Any such extension will be followed as promptly as practicable by public announcement which will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn (i) at any time prior to the Expiration Date and (ii) at any time after 12:00 midnight, New York City time, on Saturday, April 1, 2006, unless accepted for payment by the Purchaser pursuant to the Offer prior to that date. However, pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during any subsequent offering period and no withdrawal rights apply during a subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. The Purchaser reserves the right to allow a subsequent offering period in compliance with the Merger Agreement and Rule 14d-11 but has not yet determined whether it will do so. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may nevertheless retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to and duly exercise their withdrawal rights as described in the Offer to Purchase. Any such delay will be by an extension of the Offer to the extent required by law.

If the Purchaser does not purchase any tendered Shares pursuant to the Offer for any reason, or if a holder of Shares submits Security Certificates representing more Shares than are tendered, Security Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in the Offer to Purchase, such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Security Certificates have been tendered) the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Security Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Security Certificates, the serial numbers shown on such Security Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of Shares tendered for the account of an eligible institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

In general, the receipt of cash by the holders of Shares pursuant to the Offer and/or the Merger will constitute a taxable transaction for United States federal income tax purposes. Because the tax consequences to a particular holder may differ based on that holder’s particular circumstances, each holder should consult his or her own tax advisor regarding the tax consequences of the Offer and the Merger.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided the Purchaser with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares whose names appear on the stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names appear, or whose nominees appear, on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent at its telephone numbers and location listed below, and will be furnished promptly at the Purchaser’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is

MORROW & CO., INC.

445 Park Avenue

New York, New York 10022

Banks and Brokers Call: (212) 754-8000

All Others Call Toll Free: (800) 607-0088

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

(212) 902-1000 Call Collect

(800) 323-5678 Call Toll Free

January 31, 2006